EXHIBIT 10.3
ORLANDO FIRST AMENDMENT PURCHASE AGREEMENT

This is a First Amendment (the “First Amendment”) to the Purchase Agreement dated September 22, 2010 and the Exhibits attached thereto entered into by and between THE ORLANDO RESERVOIR NO. 2 COMPANY, LLC, a Colorado limited liability company (hereinafter referred to as “Seller”) and TRWC, INC., a Colorado corporation d/b/a TWO RIVERS WATER COMPANY (hereinafter referred to as “Buyer”).   The Purchase Agreement and the Exhibits attached thereto are hereinafter collectively referred to as the “Agreement.” Seller and Buyer are individually referred to hereinafter as a “Party” and collectively as the “Parties.”

To the extent of any inconsistencies between the terms of the Agreement and this First Amendment, the terms of this First Amendment will control.  Capitalized terms used herein, if not separately defined in this First Amendment, will have the same meanings ascribed to them in the Agreement.

RECITAL

By execution of this First Amendment the Parties intend to extend certain deadlines defined in the Agreement.  The continuance of said deadlines is the sole purpose of the Parties in executing this First Amendment. The Parties’ remaining obligations contained in the Agreement shall remain unchanged.

WHEREAS, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby amend the Agreement as follows:

1.	The second-to-last sentence of Subsection 2.2 of Section II. titled “Title” shall be amended to state as follows:

The date of Closing shall be extended for a reasonable period of time to allow for the above time periods but in no case beyond November 30, 2010.

2.	Subsection 3.1 of Section III. titled “Closing” shall be amended to state the following:

Time and Place.  The closing of the purchase of the Property (“Closing”) shall be at the offices of Title Company, Land Title Guarantee Company, Inc., 102 S. Tejon St., Suite 100, Colorado Springs, CO, 80903 on November 30, 2010 or on an earlier date if mutually agreed to by the Parties.

3.	The first sentence of Subsection 4.1 of Section IV. titled “Buyer’s Due Diligence” shall be amended to state the following:

Property Approval Period.  As noted above, Buyer and Seller have been negotiating this transaction for a few months, and during that time Buyer has completed certain due-diligence regarding the Water Rights.  Buyer shall have an additional period of time through and including November 22, 2010 (the “Approval Date”) to determine, in its sole discretion, the feasibility of Buyer’s planned investment in the Property.  From and after the date of this First Amendment, Buyer agrees to keep Seller advised of the status of its due diligence and financing efforts and will periodically update Seller on status of those efforts.

The remainder of Subsection 4.1 of Section IV shall remain unchanged and in full force and effect.

4.	Except as modified by this First Amendment, all terms of the Agreement remain in full force and effect.

5.	This First Amendment is executed to be effective as of the 14th day of October, 2010.

SELLER:
THE ORLANDO RESERVOIR NO. 2 COMPANY, LLC,
a Colorado limited liability company

____________________________________
By: Randle W. Case II
Its:  Manager

BUYER:
TWRC, INC., a Colorado Corporation
d/b/a TWO RIVERS WATER COMPANY

___________________________________
By: John R. McKowen
Its: CEO